Exhibit 10.2
GENERAL RELEASE
     This General Release Agreement (this “Release”) is between Smith International, Inc. and Margaret K. Dorman (“Executive”) (collectively referred to as the “Parties” or separately as a “Party”).
1.	Release by Executive
1.1.	In exchange for the Severance Payment, Special Long-Term Incentive Program Treatment, Company-Subsidized Health Coverage, and Career Transition Services (together, the “Special Severance Benefits”) described in and made available to Executive pursuant to the terms of the September 25, 2009 letter to Executive from Malcolm W. Anderson (the “Agreement”), Executive, on behalf of herself, her heirs, beneficiaries, agents, representatives and assigns, agrees to release and hereby does release Smith International, Inc., its parents, subsidiaries, affiliates, and related entities, and its and their compensation and benefits plans (including trustees, fiduciaries, and administrators of those plans), employees, officers, directors, representatives, successors, assigns and agents (collectively, hereinafter “Smith” or the “Company”), from all claims, demands, actions or liabilities of every kind including, but not limited to, those that are related to Executive’s employment with Smith, the termination of that employment, severance payments, bonus payments, incentive or equity compensation, claims for payments or benefits under the Amended and Restated Change-of-Control Employment Agreement or any other agreement with the Company (whether written or oral), and claims for attorneys’ fees. Executive also agrees that this Release covers, but is not limited to, claims arising from the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, and any other federal, state or local law dealing with discrimination in employment, harassment, or retaliation, including, but not limited to, discrimination based on sex, sexual orientation, race, national origin, religion, disability, veteran status or age, and claims for attorneys’ fees, provided, however, that the foregoing release by Executive shall not apply to claims arising under the Agreement. This Release covers both claims that Executive knows about and those that Executive may not know about which have accrued by the time Executive executes this Release, except as expressly provided to the contrary within this Release.

1.2.	This Release does not prevent Executive from enforcing non-forfeitable rights to Executive’s accrued benefits under any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, as of the date of termination of Executive’s employment with Smith International, Inc., which are not released hereby but survive unaffected by this document.

1.3.	The Age Discrimination in Employment Act prohibits employment discrimination based on age and is enforced by the U.S. Equal Employment Opportunity Commission (“EEOC”). Other federal laws prohibit discrimination in employment based on sex, race, color, national origin, religion, disability, or veteran status. These laws are enforced by the EEOC and the U.S. Department of Labor (“DOL”). There are also state and local laws prohibiting discrimination, which are enforced by state and local human rights agencies. This Release does not preclude filing a charge with or participating in an investigation or proceeding conducted by the EEOC, DOL, or any other federal, state or local agency charged with enforcement of anti-discrimination laws, although by signing this Release, Executive waives any right to monetary recovery based on claims asserted in such a charge.
2.	Release by the Company
2.1.	In return for the consideration provided in the Agreement and by this Release, the Company, as defined in paragraph 1.1 above, agrees to release and hereby does release Executive and her heirs, beneficiaries, agents, representatives and assigns, from all claims, demands, actions or liabilities of every kind including, but not limited to, those that are related to Executive’s employment with Smith, the termination of that employment, claims under the Amended and Restated Change-of-Control Employment Agreement or any other agreement with the Company (whether written or oral), and claims for attorneys’ fees, provided, however, that the foregoing release by the Company shall not apply to claims arising under the Agreement. This Release covers both claims that the Company knows about and those that the Company may not know about which have accrued by the time Smith International, Inc. executes this Release.
3.	Indemnification
3.1.	The Company acknowledges and agrees that Executive has been covered by, and will continue to receive the benefit of, for all periods through the Retirement Date, the Company’s indemnification insurance provided to all its Officers and Directors (“D&O Insurance”) pursuant to the terms and conditions of any applicable D&O Insurance policy documents as they existed during Executive’s employment. Executive’s rights and benefits under the Company’s D&O Insurance shall not be diminished or affected by this Release or her termination of employment and Executive’s release of claims provided in paragraph 1.1 does not include any right to claim indemnity in accordance with the Company’s D&O Insurance plan requirements.
4.	Executive acknowledges and agrees that:
4.1.	The Special Severance Benefits described in and provided pursuant to the Agreement constitute consideration for this Release, and Executive would not otherwise be entitled to the Special Severance Benefits had Executive not signed this Release. Executive further understands and agrees that the payments and benefits provided for under the Agreement shall not be considered compensation for purposes of any compensation or benefit program maintained or sponsored by Smith or any affiliated or related entity, and Executive is not eligible for and shall not receive any additional severance benefits, bonus payments, or other compensation.

4.2.	Executive has been given the opportunity to take at least twenty-one (21) days (regardless of how many days Executive remains on payroll) within which to consider this Release. In the event that Executive executes this Release before the expiration of that 21-day period, Executive certifies, by such execution, that she knowingly and voluntarily waived the right to the full 21 days for reasons personal to her, with no pressure or incentive by any Smith representative to do so.
4.3.	This Release does not waive any claims that Executive may have that arise after the date she signs this Release.

4.4.	Executive has not relied on any representations, promises, or agreements of any kind, whether written or oral, made to her in connection with her voluntary decision to accept the separation benefits provided for in the Agreement, except for those set forth in the Agreement itself.

4.5.	Executive acknowledges her ongoing obligations to Smith regarding the protection of Smith’s confidential information to which she had access by virtue of her employment as provided by paragraph 10 of her Amended and Restated Change-in-Control Employment Agreement effective January 1, 2009.
5.	The Parties agree they will not malign, defame, or disparage the reputation, character, image, products, or services of the other Party. Further, Executive will not malign, defame, or disparage the reputation or character of the directors, officers, employees or agents of the Company or its affiliates. Nothing in the Agreement or this Release is intended to preclude, prevent, or interfere with either Party’s ability to provide truthful, accurate information as specifically required by law upon formal legal process. Executive agrees to inform the Company’s General Counsel immediately upon any request for information regarding the Company, its affiliates, or any of their officers, directors, employees, or agents. The Company agrees to inform Executive immediately upon any request for information regarding Executive.

6.	Executive agrees that she will make herself reasonably available to respond to questions related to the transition of her responsibilities and for interview, deposition, and as a witness at trial or, at the election of the Company, provide a sworn statement for any matters in which the Company is a party and for which she may have any knowledge of any relevant facts. Executive further agrees to fully cooperate with the Company in any internal investigation or any administrative, regulatory or judicial investigation or proceeding upon reasonable request by the Company. The Company agrees to reimburse Executive for any out of pocket expense incurred by her as a result of such assistance, including but not limited to costs of travel or lost compensation. Nothing in this Agreement shall be construed in any way to limit or otherwise influence the scope or nature of Executive’s testimony in any such proceeding. Executive agrees not to withhold from the Company any information, whether damaging or favorable, relevant to any such matters.

7.	Nothing in the Agreement or this Release constitutes an admission of wrongdoing, and both Parties specifically deny any wrongdoing and any unlawful or improper conduct.

8.	This Release is not effective or enforceable for seven days after Executive signs it, and Executive may revoke it during that time. To revoke, Executive agrees to deliver a written notice of revocation to Malcolm W. Anderson, Senior Vice President of Human Resources, at 1310 Rankin Road , Building 18, Houston, TX 77073 or fax number (832) 348-1241. This must be done prior to the conclusion of the seventh day after Executive signs the Release. If Smith does not receive a written revocation by the end of the seven-

day period, this Release will become fully enforceable at that time. Executive will receive the Special Severance Benefits after the revocation period has expired and provided Executive has not revoked this Release. Revocation of this Release does not alter or change the termination of Executive’s employment by Smith.
9.	In case any part of this Release shall be invalid, illegal or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.	The Parties acknowledge that the foregoing release is part of an agreement between them that is written in a manner calculated to be understood by both Parties. The Parties have carefully read and fully understand all of the provisions of this Release. The Parties represent and warrant that they have the authority to execute this Release. The Parties acknowledge that their execution of this Release is knowing and voluntary and that they have had a reasonable time to deliberate regarding its terms. The Parties represent and affirm that they have not assigned their rights or claims subject to this Release to any third party. Executive confirms that she has been advised to and had the opportunity to consult with an attorney prior to executing the Release.
     IN WITNESS WHEREOF, the Parties hereto have executed this Release on the date set forth below.

SMITH INTERNATIONAL, INC.:
By:
Malcolm W. Anderson

Its: Senior Vice President Human Resources

Date

EXECUTIVE:

Margaret K. Dorman

Date